UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 14, 2007

Allied Capital Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	0-22832	52-1081052
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1919 Pennsylvania Avenue, N.W., Washington, District of Columbia		20006
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202 721-6100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2007, the Board of Directors of Allied Capital Corporation (the Company) made a determination that it is in the best interests of the Company to terminate its deferred compensation arrangements as described more fully below (each individually a Plan, or collectively, the Plans). The Board of Directors' decision was primarily in response to increased complexity resulting from recent changes in the regulation of deferred compensation arrangements.

The Board of Directors resolved that The Allied Capital Corporation Non-Qualified Deferred Compensation Plan (DCP I) and The Allied Capital Corporation Non-Qualified Deferred Compensation Plan II (DCP II) will be terminated in accordance with the provisions of each of these Plans, and the accounts under these Plans will be distributed to participants in full on March 18, 2008, the termination and distribution date, or as soon as is reasonably practicable thereafter.

The Board of Directors also resolved to amend and restate The 2005 Allied Capital Corporation Non-Qualified Deferred Compensation Plan (2005 DCP I) and The 2005 Allied Capital Corporation Non-Qualified Deferred Compensation Plan II (2005 DCP II) to provide for termination of each of these Plans and distribution of the accounts under these Plans on March 18, 2008, or as soon as is reasonably practicable thereafter, in full in accordance with the transition rule for payment elections under Section 409A of the Internal Revenue Code of 1986.

Distributions from the Plans will be made in cash or shares of Allied Capital common stock, net of required withholding taxes. The assets of the rabbi trust related to DCP I and 2005 DCP I are primarily invested in assets other than shares of the Company’s common stock. At September 30, 2007, the liability to participants related to DCP I and 2005 DCP I was valued at $21.6 million in the aggregate, and that liability is fully funded by assets held in the rabbi trust.

The assets of the rabbi trust related to DCP II and 2005 DCP II are primarily invested in shares of the Company’s common stock. At September 30, 2007, the liability to participants related to DCP II and 2005 DCP II was valued at $38.9 million in the aggregate, and that liability is fully funded by assets held in the rabbi trust. At September 30, 2007, the rabbi trust held approximately 1.3 million shares for DCP II and 2005 DCP II.

The account balances in the Plans have accumulated as a result of prior compensation earned by the participants. The contributions to the Plans reflect a combination of participant elective compensation deferrals and non-elective employer contributions, including contributions related to previously earned individual performance awards. As of September 30, 2007, the account balances of the named executive officers related to these Plans were $13.3 million for William Walton, $6.8 million for Joan Sweeney, $2.6 million for Penni Roll, $2.8 million for John Shulman, and $2.2 million for Michael Grisius.

The amounts related to the Plans as of September 30, 2007, as described above, do not include the fourth quarter contribution to the 2005 DCP II, any additional participant elective deferrals that may occur prior to January 1, 2008, or earnings on or changes in the value of Plan account balances through the distribution date.

See the Amended and Restated 2005 Allied Capital Corporation Deferred Compensation Plan and the Amended and Restated 2005 Allied Capital Corporation Deferred Compensation Plan II, attached hereto. See also the Company’s Form 10-K for the year ended December 31, 2006, for a detailed description of the Plans.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allied Capital Corporation

December 19, 2007	By:	Penni F. Roll

Name: Penni F. Roll
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Amendment to The 2005 Allied Capital Corporation Non-Qualified Deferred Compensation Plan, dated December 14, 2007.
10.2	Amendment to The 2005 Allied Capital Corporation Non-Qualified Deferred Compensation Plan II, dated December 14, 2007.